Exhibit 2.01

SEPARATION AGREEMENT

among

NEW SALLY HOLDINGS, INC.,

SALLY HOLDINGS, INC.,

NEW ARISTOTLE HOLDINGS, INC.

and

ALBERTO-CULVER COMPANY

Dated as of

June 19, 2006

ii

SCHEDULES

Schedule 1.01(a)	Alberto-Culver Financial Instruments
Schedule 1.01(b)	Continuing Agreements
Schedule 1.01(c)	Sally Financial Instruments
Schedule 2.01	Other Transactions
Schedule 2.04(c)	Cash
Schedule 5.01(e)	Insurance Premiums

iii

SEPARATION AGREEMENT

This SEPARATION AGREEMENT (this “Agreement”), dated as of June 19, 2006, is among New Sally Holdings, Inc., a Delaware corporation (“New Sally”), Sally Holdings, Inc., a Delaware corporation (“Sally”) (New Sally and Sally, collectively, the “Sally Parties”), Alberto-Culver Company, a Delaware corporation (“Alberto-Culver”), and New Aristotle Holdings, Inc., a Delaware corporation (“New Alberto-Culver”) (Alberto-Culver and New Alberto-Culver, collectively, the “Alberto-Culver Parties”).

W I T N E S S E T H

WHEREAS, the Sally Parties, Alberto-Culver and New Aristotle Company, a Delaware corporation, have entered into an Investment Agreement, dated as the date hereof (the “Investment Agreement”) with CDRS Acquisition LLC, a Delaware limited liability company (“Investor”) pursuant to which Investor will purchase shares of New Sally common stock for $575 million (the “Equity Investment”);

WHEREAS, in connection with the transactions contemplated by the Investment Agreement, one or more of the members of the Sally Group will incur $1.85 billion of indebtedness (the “Debt Financing”);

WHEREAS, the Board of Directors of Alberto-Culver has determined it is in the best interests of Alberto-Culver and its stockholders to effect the transactions contemplated by this Agreement and the Investment Agreement;

WHEREAS, subject to the terms and conditions of this Agreement, New Sally shall distribute to the holders of shares of New Sally common stock (“New Sally Common Stock”), other than the shares held in the treasury of New Sally, on a pro rata basis as provided for herein, (a) all of the issued and outstanding shares of New Alberto-Culver common stock (“New Alberto-Culver Common Stock”) (the “Share Distribution”) and (b) a cash dividend of $25 per share (the “Cash Distribution”) (the Share Distribution and the Cash Distribution collectively referred to herein as the “Distributions”); and

WHEREAS, the parties to this Agreement intend that the Alberto-Culver Merger (as hereinafter defined) and the Alberto-Culver Conversion (as hereinafter defined) together qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(F) of the Code; the New Alberto-Culver Contribution (as hereinafter defined) followed by the Share Distribution qualifies as a tax-free reorganization within the meaning of Section 368(a)(1)(D) of the Code; and the Share Distribution qualifies under Section 355 of the Code as a tax-free distribution.

NOW, THEREFORE, in consideration of the premises and of the respective agreements and covenants contained in this Agreement, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Definitions.

(a) As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Actual Closing Cash Amount” has the meaning set forth in Section 2.04(c).

“Actual Required Retained Cash Amount” has the meaning set forth in Section 2.04(c).

“Adjustment Amount” has the meaning set forth in Section 2.04(c).

“Affiliate” means, as to any Person, any other Person which, directly or indirectly, controls, or is controlled by, or is under common control with, such Person and, with respect to the Sally Parties, following the Distributions Time, includes the Investor and any Affiliates of the Investor; provided, however, that for purposes of the Transaction Agreements, following the Distributions Time, no member of either Group shall be deemed to be an Affiliate of any member of the other Group. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“Agreement” has the meaning set forth in the first paragraph of this Agreement.

“Alberto-Culver” has the meaning set forth in the first paragraph of this Agreement.

“Alberto-Culver Business” means (a) the businesses engaged in immediately prior to the Distributions Time by the Alberto-Culver Group; (b) Former Businesses of the Alberto-Culver Group; and (c) activities related primarily to or in furtherance of the foregoing.

“Alberto-Culver Conversion” has the meaning set forth in the Investment Agreement.

“Alberto-Culver Financial Instruments” means (i) all credit facilities, guaranties, foreign currency forward exchange contracts, letters of credit and similar instruments primarily related to the Alberto-Culver Business under which any member of the Sally Group has any primary, secondary, contingent, joint, several or other Liability, including those set forth on Schedule 1.01(a) and (ii) the Debentures.

“Alberto-Culver Group” means New Alberto-Culver, Alberto-Culver and the Alberto-Culver Subsidiaries.

“Alberto-Culver Group Assets” has the meaning set forth in Section 5.03(a).

“Alberto-Culver Indemnified Parties” means each member of the Alberto-Culver Group and each of their respective Representatives and each of the heirs, executors, successors and assigns of any of the foregoing.

“Alberto-Culver Liabilities” means (a) all Liabilities of any member of the Alberto-Culver Group under, or for which any member of the Alberto-Culver Group is expressly made responsible pursuant to, any Transaction Agreement or the Investment Agreement to which it is or becomes a party, including the breach by any member of the Alberto-Culver Group of any agreement or covenant contained therein that does not by its express terms expire at or prior to the Distributions Time; (b) all Liabilities of any member of the Alberto-Culver Group to the extent based upon, arising out of or resulting from the Alberto-Culver Business; (c) all Liabilities of any member of the Alberto-Culver Group or the Sally Group with respect to indebtedness for borrowed money (other than, in the case of the Sally Group, letters of credit and capital leases, in each case entered into in the ordinary course of business consistent with past practice) outstanding immediately prior to the Distribution Time, including any such indebtedness under the Debentures and Alberto-Culver’s revolving credit facility, but excluding any indebtedness with respect to the Debt Financing; and (d) all Liabilities of any member of the Sally Group to the extent based upon, arising out of or resulting from the Alberto-Culver Business, in the case of each of clauses (a) through (d), regardless of whether such Liability existed prior to, at or after the Distributions Time.

“Alberto-Culver Merger” has the meaning set forth in the Investment Agreement.

“Alberto-Culver Parties” has the meaning set forth in the first paragraph of this Agreement.

“Alberto-Culver Sell-off Period” has the meaning set forth in Section 5.02(d).

“Alberto-Culver Subsidiaries” means each direct and indirect Subsidiary of Alberto-Culver and/or New Alberto-Culver other than members of the Sally Group.

“Alberto-Culver Trademarks” has the meaning set forth in Section 5.02(c).

“Ancillary Agreements” means, collectively, the Employee Matters Agreement, the Tax Allocation Agreement and the other agreements, if any, entered into or to be entered into between or among any of the Alberto-Culver Parties and any of the Sally Parties in connection with the Distributions (other than the Investment Agreement).

“Benefiting Person” has the meaning set forth in Section 5.04.

“Captive Policy” means any Policy issued by Armitage International Insurance Company, Ltd., a captive insurance company and wholly-owned subsidiary of Alberto-Culver.

“Cash” means the actual amount of cash and cash equivalents (including marketable securities and short term investments) on hand in all accounts owned by a member of the Sally Group with any financial institution.

“Cash Distribution” has the meaning set forth in the recitals to this Agreement.

“Claim Notice” has the meaning set forth in Section 4.04.

“Claims Administration” means the processing of claims made under Policies, including the reporting of claims to the insurance carrier, management and defense of claims, and providing for appropriate releases upon settlement of claims.

“Claims Made Policies” has the meaning set forth in Section 5.01(b).

“Code” means the Internal Revenue Code of 1986, as amended, or any successor legislation.

“Data and Records” means financial, accounting, corporate, operating, design, manufacturing, test and other data and records (in each case, in whatever form or medium, including electronic media), including books, records, notes, sales and sales promotional material and data, advertising materials, credit information, cost and pricing information, customer, supplier and agent lists, other records pertaining to customers, business plans, reference catalogs, payroll and personnel records and procedures, research and development files, sales order files, litigation files, minute books, stock ledgers, stock transfer records and other similar data and records.

“Debentures” means Alberto-Culver’s 6.375% Debentures due June 15, 2028.

“Debt Financing” has the meaning set forth in the recitals to this Agreement.

“Distributions” has the meaning set forth in the recitals to this Agreement.

“Distributions Agent” means the Exchange Agent.

“Distributions Agent Agreement” has the meaning set forth in Section 3.02.

“Distribution Cash” means the aggregate dollar amount of the Cash Distribution.

“Distributions Date” means the date determined by the New Sally Board in accordance with Section 3.01 as the date as of which the Distributions will be effective. The Distributions Date will be the New Sally Record Date.

“Distribution Shares” means the aggregate number of shares of New Alberto-Culver Common Stock constituting the Share Distribution.

“Distributions Time” means the time on the Distributions Date at which the Distributions are effective as determined by the New Sally Board (the Cash Distribution followed by the Share Distribution).

“Employee Matters Agreement” means the Employee Matters Agreement, dated as of the date hereof, among the Sally Parties and the Alberto-Culver Parties.

“Equity Investment” has the meaning set forth in the recitals to this Agreement.

“Estimated Required Retained Cash Amount” has the meaning set forth in Section 2.04(c).

“Former Business” means any corporation, partnership, entity, division, business unit or business within the definition of Rule 11-01(d) of Regulation S-X (in each case, including any assets and liabilities comprising the same) that has been sold, conveyed, assigned, transferred or otherwise disposed of or divested (in whole or in part) or the operations, activities or production of which has been discontinued, abandoned, completed or otherwise terminated (in whole or in part).

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Group” means the Sally Group or the Alberto-Culver Group, as applicable.

“Indemnifiable Losses” means any and all losses, Liabilities, claims, damages, deficiencies, obligations, fines, payments, Taxes, Liens, costs and expenses, in each case, matured or unmatured, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, known or unknown, whenever arising and whether or not resulting from Third Party Claims (including the costs and expenses of any and all Actions; all amounts paid in connection with any demands, assessments, judgments, settlements and compromises relating thereto; interest and penalties with respect thereto; reasonable out-of-pocket expenses and reasonable attorneys’, accountants’ and other experts’ fees and expenses reasonably incurred in investigating, preparing for or defending against any such Actions or in asserting, preserving or enforcing an Indemnified Party’s rights hereunder; and any losses that may result from the granting of injunctive relief as a result of any such Actions).

“Indemnified Party” has the meaning set forth in Section 4.04.

“Indemnitor” has the meaning set forth in Section 4.04.

“Information” means all records, books, contracts, instruments, computer data and other data and information (in each case, in whatever form or medium, including electronic media).

“Investment Agreement” has the meaning set forth in the recitals to this Agreement.

“Investor” has the meaning set forth in the recitals to this Agreement.

“Liabilities” means any and all claims, debts, liabilities, guarantees, commitments and obligations of whatever nature, in each case, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or not accrued, known or unknown, due or to become due, whenever or however arising (including those arising out of any Contract or tort, whether based on negligence, strict liability or otherwise) and whether or not the same would be required by generally accepted accounting principles to be reflected as a liability in financial statements or disclosed in the notes thereto, including all costs and expenses relating thereto.

“New Alberto-Culver” has the meaning set forth in the first paragraph to this Agreement.

“New Alberto-Culver Common Stock” has the meaning set forth in the recitals to this Agreement.

“New Alberto-Culver Contribution” has the meaning set forth in the Investment Agreement.

“New Sally” has the meaning set forth in the first paragraph of this Agreement.

“New Sally Board” means the Board of Directors of New Sally or a duly authorized committee thereof.

“New Sally Common Stock” has the meaning set forth in the recitals to this Agreement.

“New Sally Record Date” means the date set by the New Sally Board to determine holders of record of New Sally Common Stock entitled to receive the Distributions. The New Sally Record Date will be the close of business on the Closing Date.

“Occurrence Basis Policies” has the meaning set forth in Section 5.01(b).

“Policies” means all insurance policies, insurance contracts and claim administration contracts of any kind of any member of the Alberto-Culver Group and their predecessors which were or are in effect at any time at or prior to the Distributions Time (other than insurance policies, insurance contracts and claim administration contracts established in contemplation of the Distributions to cover only the members of the Sally Group after the Distributions Time), including primary, excess and umbrella, commercial general liability, fiduciary liability, product liability, automobile, aircraft, property and casualty, business interruption, directors and officers liability, employment practices liability, workers’ compensation, crime, errors and omissions, special accident, cargo and employee dishonesty insurance policies and captive insurance company arrangements, together with all rights, benefits and privileges thereunder.

“Privileged Information” means, with respect to either Group, Information regarding a member of such Group, or any of its operations, employees, assets or Liabilities (whether in documents or stored in any other form or known to its employees or agents) that is or may be protected from disclosure pursuant to the attorney-client privilege, the work product doctrine or other applicable privilege or that a Group is required to keep confidential pursuant to the terms of a Contract with a third Person.

“Related Party Agreements” means any Contract between any member of the Alberto-Culver Group, on the one hand, and any member of the Sally Group, on the other hand, other than the Investment Agreement and the Transaction Agreements, any Contract contemplated thereby to be entered into by any member of the Sally Group, on the one hand, and any member of the Alberto-Culver Group, on the other hand, any Trade Payables, the Transaction Payables and any Contracts set forth on Schedule 1.01(b).

“Representative” means, with respect to any Person, any of such Person’s directors, officers, employees, agents, consultants, advisors, accountants, attorneys and representatives.

“Required Consent” has the meaning set forth in Section 5.04.

“Required Retained Cash Amount” has the meaning set forth in Section 2.04(c).

“Sally” has the meaning set forth in the first paragraph of the Agreement.

“Sally Business” means (a) the businesses engaged in immediately prior to the Distributions Time by the Sally Group and that constitute Alberto-Culver’s Sally Beauty Supply and Beauty Systems Group divisions for segment reporting purposes as listed in the latest Annual Report on Form 10-K of Alberto-Culver included in the Alberto-Culver Filed SEC Reports; (b) Former Businesses of the Sally Group; and (c) activities primarily related to or in furtherance of the foregoing, other than activities of the type described in Section 5.03(c).

“Sally Distribution Time” means the time at which the distribution by Alberto-Culver of the common stock, no par value per share, of Sally to New Sally is consummated as determined by the Alberto-Culver Board.

“Sally Financial Instruments” means all credit facilities, guaranties, foreign currency forward exchange contracts, letters of credit and similar instruments primarily related to the Sally Business under which any member of the Alberto-Culver Group has any primary, secondary, contingent, joint, several or other Liability, including those set forth on Schedule 1.01(c).

“Sally Group” means New Sally, Sally and the Sally Subsidiaries.

“Sally Group Assets” has the meaning set forth in Section 5.03(b).

“Sally Indemnified Parties” means each member of the Sally Group and each of their respective Representatives and each of the heirs, executors, successors and assigns of any of the foregoing.

“Sally Liabilities” means (a) all Liabilities of any member of the Sally Group under, or for which any member of the Sally Group is expressly made responsible pursuant to,

any Transaction Agreement or the Investment Agreement to which it is or becomes a party, including the breach by any member of the Sally Group of any agreement or covenant contained therein that does not by its express terms expire at or prior to the Distributions Time; (b) all Liabilities of any member of the Sally Group to the extent based upon, arising out of or resulting from the Sally Business; and (c) all Liabilities of any member of the Alberto-Culver Group to the extent based upon, arising out of or resulting from the Sally Business, in the case of each of clauses (a) through (c), regardless of whether such Liability existed prior to, at or after the Distributions Time.

“Sally Parties” has the meaning set forth in the first paragraph of this Agreement.

“Sally Sell-off Period” has the meaning set forth in Section 5.02(c).

“Sally Subsidiaries” means each direct and indirect Subsidiary of Sally and/or New Sally other than a member of the Alberto-Culver Group.

“Sally Trademarks” has the meaning set forth in Section 5.02(d).

“Share Distribution” has the meaning set forth in the recitals to this Agreement.

“Shared Policies” means all Policies that include any member of the Sally Group and/or any or all of the Sally Business within the definition of the named insured; provided that “Shared Policies” does not include the Captive Policies.

“Subsidiary” has the meaning set forth in the Investment Agreement.

“Tax” and “Taxes” has the meaning set forth in the Investment Agreement.

“Tax Allocation Agreement” means the Tax Allocation Agreement, dated as of the date hereof, among the Sally Parties and the Alberto-Culver Parties.

“Third Party Claim” has the meaning set forth in Section 4.06(a).

“Trade Payables” means all payables of any member of the Sally Group incurred in the ordinary course of business consistent with past practice for purchases of goods or services from any member of the Alberto-Culver Group.

“Transaction Agreements” means, collectively, this Agreement and each Ancillary Agreement.

“Transaction Payables” means all expenses to be paid by the Sally Parties pursuant to Section 8.05.

“Transferring Person” has the meaning set forth in Section 5.04.

(b) Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Investment Agreement.

ARTICLE II

ACTIONS PRIOR TO THE DISTRIBUTIONS

Section 2.01 Other Transactions. Prior to the Distributions Time, the Sally Parties and the Alberto-Culver Parties shall, and shall cause their respective Subsidiaries to, consummate the transactions set forth in Sections 3.1(a), (b), (c) and (d) of the Investment Agreement, including the Alberto-Culver Merger, the Alberto-Culver Conversion, the Sally Distribution and the New Alberto-Culver Contribution, in the order set forth therein. Prior to the Distributions Time, the Sally Parties and the Alberto-Culver Parties may, and may cause their respective Subsidiaries to, consummate the transactions set forth on Schedule 2.01. For the avoidance of doubt, nothing in this Section 2.01 or Schedule 2.01 shall be deemed to limit the ability of the Sally Parties, the Alberto-Culver Parties and their respective Subsidiaries to take the actions they are permitted to take under the Investment Agreement, including under Section 5.1 thereof.

Section 2.02 Capital Structure of New Alberto-Culver. After the transactions described Sections 3.1(a), (b), (c) and (d) of the Investment Agreement and on Schedule 2.01 of this Agreement are effected and prior to the Distributions Time, if necessary, the Sally Parties and the Alberto-Culver Parties shall cause (a) the number of authorized shares of New Alberto-Culver Common Stock to equal or exceed the number of shares of New Sally Common Stock issued (including treasury shares held by New Sally) as of the New Sally Record Date and (b) the number of shares of New Alberto-Culver Common Stock outstanding as of the New Sally Record Date to be increased to equal the number of shares of New Sally Common Stock issued (including treasury shares held by New Sally) as of the New Sally Record Date.

Section 2.03 Financial Instruments.

(a) The Alberto-Culver Parties will use their reasonable best efforts to take or cause to be taken all actions, and enter into (or cause their Subsidiaries to enter into) such agreements and arrangements, as shall be necessary to cause, as of the Distributions Time, (i) the removal of members of the Sally Group from all Alberto-Culver Financial Instruments and (ii) the members of the Sally Group to be fully and unconditionally released from all Liabilities in respect of the Alberto-Culver Financial Instruments. It is understood and agreed that all Liabilities in respect of the Alberto-Culver Financial Instruments are Alberto-Culver Liabilities and the Alberto-Culver Parties shall indemnify the members of the Sally Group from any Liabilities suffered thereby arising out of, resulting from or relating to the Alberto-Culver Financial Instruments. Without limiting the foregoing, after the Distributions Time, the Alberto-Culver Parties will not, and will not permit any member of the Alberto-Culver Group to, renew, extend, modify, amend or supplement any Alberto-Culver Financial Instrument in any manner that would increase, extend or give rise to any Liability of a member of the Sally Group under such Alberto-Culver Financial Instrument.

(b) The Sally Parties will use their reasonable best efforts to take or cause to be taken all actions, and enter into (or cause their Subsidiaries to enter into) such agreements and arrangements, as shall be necessary to cause, as of the Distributions Time, (i) the removal of members of the Alberto-Culver Group from all Sally Financial Instruments and (ii) the members of the Alberto-Culver Group to be fully and unconditionally released from all Liabilities in respect of the Sally Financial Instruments. It is understood and agreed that all Liabilities in respect of the Sally Financial Instruments are Sally Liabilities and the Sally Parties shall indemnify the members of the Alberto-Culver Group from any Liabilities suffered thereby arising out of, resulting from or relating to the Sally Financial Instruments. Without limiting the foregoing, after the Distributions Time, the Sally Parties will not, and will not permit any member of the Sally Group to, renew, extend, modify, amend or supplement any Sally Financial Instrument in any manner that would increase, extend or give rise to any Liability of a member of the Alberto-Culver Group under such Sally Financial Instrument.

(c) The parties’ obligations under this Section 2.03 will continue to be applicable to all Alberto-Culver Financial Instruments and Sally Financial Instruments identified at any time by the Sally Parties or the Alberto-Culver Parties, whether before, at or after the Distributions Time.

Section 2.04 Related Party Agreements; Intercompany Accounts; Cash.

(a) Immediately prior to the Distributions Time, all Related Party Agreements shall automatically terminate.

(b) Effective immediately prior to the Distributions Time, all intercompany receivables, payables and loans (other than any amounts owed under the Investment Agreement, the Trade Payables and the Transaction Payables) between the members of the Sally Group, on the one hand, and the members of the Alberto-Culver Group, on the other hand, shall, except as provided in Section 2.04(c), automatically be cancelled. All Trade Payables shall be promptly paid when due. All Transaction Payables shall be paid as provided in this Agreement and the Investment Agreement.

(c) The Sally Parties and the Alberto-Culver Parties agree that it is their intention that immediately after the Distributions Time, the Cash held by or on behalf of New Sally shall equal the sum of $52,700,000 plus the Adjustment Amount (such sum, the “Required Retained Cash Amount”). In furtherance of the foregoing:

(i) Five days prior to the Distributions Time, the Sally Parties and the Alberto-Culver Parties shall mutually determine in good faith an estimate of the Required Retained Cash Amount (the “Estimated Required Retained Cash Amount”). The parties shall cause the estimated Cash of New Sally on hand immediately after the Distributions Time to equal the Estimated Required Retained Cash Amount.

(ii) Within thirty days after the Distributions Time, New Sally shall determine in good faith and provide to Alberto-Culver a statement setting forth (A) the actual amount of Cash of New Sally on hand immediately after the Distributions Time (the “Actual Closing Cash Amount”) and (B) a revised estimate of the Required Retained Cash Amount (the “Actual Required Retained Cash Amount”) and each component thereof required to be taken into account in applying Section 2.06(a) of the Tax Allocation Agreement, including an estimate of the Alberto-Culver Taxes (as defined in the Tax Allocation Agreement). Promptly following (x) Alberto Culver’s acceptance of such statement, (y) the agreement of New Sally and Alberto-Culver to a revised statement or (z) the resolution of any dispute concerning the statement pursuant to Section 2.04(c)(iv), either New Sally shall make a “true-up” payment to Alberto-Culver or Alberto-Culver shall make a “true-up” payment to New Sally in order to fulfill the parties’ agreement that the Cash held by New Sally immediately after the Distributions Time equal the Actual Required Retained Cash Amount, in either case within 5 Business Days of the delivery of such statement, together with interest on such amount from the Distributions Time to the date of payment at a rate equal to the prime rate of Citibank, N.A. in effect at the Distributions Time. The parties acknowledge and agree that Section 2.06 of the Tax Allocation Agreement will be applied based on the Actual Required Retained Cash Amount (and the components thereof) as determined in accordance with this Section 2.04(c)(ii).

(iii) For purposes of this Section 2.04(c), “Adjustment Amount” shall mean (A) the Estimated Pre-Closing Income Taxes (as defined in the Tax Allocation Agreement), plus (B) the True-Up Amount (as defined in the Investment Agreement), plus (C) any unpaid liability as of the Distributions Date for payments to be made by any member of the Sally Group pursuant to the terms of the contracts listed on Schedule 2.04(c)(iii), minus (D) 50% of the Valuation Firm Fee (as defined in the Investment Agreement).

(iv) In the event of a dispute between New Sally and Alberto-Culver with respect to the amounts to be determined under this Section 2.04(c) that is not resolved by such parties within thirty days of Alberto-Culver’s receipt of the statement referred to in this Section 2.04(c), such dispute will be resolved in accordance with the procedures set forth in Article VI of the Tax Allocation Agreement.

(v) For purpose of this Section 2.04(c), any Cash of New Sally attributable to the payment of the Purchase Price or the Debt Financing shall be disregarded. To the extent the Cash transferred to the Alberto-Culver Parties pursuant to this Section 2.04(c), exceeds the amount of intercompany payables and loans (other than Trade Payables) owed by members of the Sally Group to members of the Alberto-Culver Group, the amount of such excess shall be deemed a dividend from the Sally Parties to the Alberto-Culver Parties and to the extent such Cash is less than the amount of intercompany payables and loans (other than Trade Payables) owed by members of the Sally Group to members of the Alberto-Culver Group, the amount of such deficit shall be deemed to be a capital contribution from the Alberto-Culver Parties to the Sally Parties.

(d) At all times after the date hereof and prior to the Distributions Time, the Sally Parties shall cause all members of the Sally Group to collect receivables, pay and discharge payables and other Liabilities and maintain inventory levels, in each case in the ordinary course of business consistent with past practice.

(e) Prior to the Distributions Time, the Alberto-Culver Parties will use their reasonable best efforts to cause each non-U.S. member of the Sally Group to have paid, and have satisfied any withholding obligations with respect to, all interest accrued on obligations owed to any other member of the Sally Group or any member of the Alberto-Culver Group. If the obligations in the preceding sentence are not satisfied as of the Distributions Time, the Actual Required Retained Cash Amount will be adjusted to the extent cash will be used to satisfy such withholding obligation. The Alberto-Culver Parties will, in the case of any non-U.S. member of the Sally Group, use their reasonable best efforts to cause (i) the actual amount of Cash (including marketable securities and short term investments) on hand in accounts owed by such non-U.S. member (plus the amount owed to such non-U.S. member by a U.S. member of the Sally Group) not to exceed (ii) the amount of cash reasonably needed to satisfy the needs of the business of such non-U.S. member (plus the amount owed by such non-U.S. member to a U.S. member of the Sally Group), in each case prior to the Distributions Time and to satisfy any withholding in connection with the foregoing in a manner expressed in the second sentence of this Section 2.04(e).

Section 2.05 Resignations; Transfer of Stock Held as Nominee.

(a) The Sally Parties will cause all of their employees and directors and all of the employees and directors of each other member of the Sally Group to resign, effective not later than immediately prior to the Distributions Time, from all boards of directors or similar governing bodies of any member of the Alberto-Culver Group on which they serve, and from all positions as officers of any member of the Alberto-Culver Group in which they serve. Except to the extent provided in the Investment Agreement and except as provided in the following sentence, the Alberto-Culver Parties will cause all of their employees and directors and all of the employees and directors of each other member of the Alberto-Culver Group to resign, effective not later than immediately prior to the Distributions Time, from all boards of directors or similar governing bodies of any member of the Sally Group on which they serve, and from all positions as officers of any member of the Sally Group in which they serve. The members of the New Sally Board of Directors shall resign effective as of the Distributions Time.

(b) The Sally Parties will cause each of their employees, and each of the employees of the other members of the Sally Group, who holds stock or similar evidence of ownership of any member of the Alberto-Culver Group as nominee for such entity pursuant to the laws of the jurisdiction in which such entity is located to transfer such stock or similar evidence of ownership to the Person so designated by the Alberto-Culver Parties to be such nominee as of and after the Distributions Time. The Alberto-Culver Parties will cause each of their employees, and each of the employees of the other members of the Alberto-Culver Group, who holds stock or similar evidence of ownership of any member of the Sally Group as nominee for such entity pursuant to the laws of the jurisdiction in which such entity is located to transfer such stock or similar evidence of ownership to the Person so designated by the Sally Parties to be such nominee as of and after the Distributions Time.

(c) Effective no later than immediately prior to the Distributions Time, the Sally Parties will cause each of their employees and each of the employees of the other members of the Sally Group to revoke or withdraw their express written authority, if any, to act on behalf of any member of the Alberto-Culver Group as an agent or representative therefor after the

Distributions Time. Effective immediately prior to the Distributions Time, all authority of employees of the Sally Parties and employees of the other members of the Sally Group to act on behalf of any member of the Alberto-Culver Group shall automatically terminate. Effective no later than immediately prior to the Distributions Time, the Alberto-Culver Parties will cause each of their employees and each of the employees of the other members of the Alberto-Culver Group to revoke or withdraw their express written authority, if any, to act on behalf of any member of the Sally Group as an agent or representative therefor after the Distributions Time. Effective immediately prior to the Distributions Time, all authority of employees of the Alberto-Culver Parties and employees of the other members of the Alberto-Culver Group to act on behalf of any member of the Sally Group shall automatically terminate.

Section 2.06 Other Ancillary Agreements. Subject to the terms and conditions of this Agreement and the Investment Agreement, at or prior to the Distributions Time, each of the Sally Parties and the Alberto-Culver Parties shall execute and deliver to the other the Ancillary Agreements not previously executed and delivered.

ARTICLE III

THE DISTRIBUTIONS

Section 3.01 New Sally Record Date and Distributions Date. Subject to the terms and conditions of this Agreement, the New Sally Board, in accordance with Applicable Law, shall establish the New Sally Record Date and the Distributions Date and any appropriate procedures in connection with the Distributions.

Section 3.02 The Distributions Agent. Prior to the Distributions Time and subject to the terms and conditions of this Agreement, New Sally shall enter into an agreement with the Distributions Agent providing for, among other things, the transactions described in this Article III (the “Distributions Agent Agreement”).

Section 3.03 Delivery of Distribution Shares and Distribution Cash. Subject to the terms and conditions of this Agreement, at or prior to the Distributions Time, New Sally shall deliver to the Distributions Agent for the benefit of each record holder of New Sally Common Stock on the New Sally Record Date (or, if applicable, any transferee of such holder that purchased such holder’s shares in the “regular way” market), (a) the Distribution Shares (which shall represent all of the outstanding shares of New Alberto-Culver Common Stock) and (b) the Distribution Cash. New Sally shall cause the transfer agent for the shares of New Alberto-Culver Common Stock to instruct the Distributions Agent to hold in trust the appropriate number of such shares of New Alberto-Culver Common Stock for each holder of record of New Sally Common Stock as of the New Sally Record Date (or, if applicable, any transferee of such holder that purchased such holder’s shares in the “regular way” market), and the Distributions Agent shall hold in trust the Cash Distribution for such stockholders.

Section 3.04 The Distributions. Subject to the terms and conditions of this Agreement, New Sally shall instruct the Distributions Agent to effect the Distributions pursuant to the Distributions Agent Agreement to each holder of record of New Sally Common Stock on the New Sally Record Date (or, if applicable, any transferee of such holder that purchased such holder’s shares in the “regular way” market).

Section 3.05 Cooperation Prior to the Distributions. Prior to the Distributions, the Sally Parties and the Alberto-Culver Parties will use their reasonable best efforts to take all such action as may be necessary or appropriate under the securities or “blue sky” laws of the states or other political subdivisions of the United States and the securities laws of any applicable foreign countries or other political subdivisions thereof in connection with the transactions contemplated by this Agreement.

Section 3.06 Conditions to the Distributions. The obligation of New Sally to consummate the Distributions and the other transactions contemplated by this Agreement is subject to the satisfaction of the following conditions:

(a) all consents, approvals and authorizations of Governmental Entities required under Applicable Laws for the consummation of the Distributions shall have been obtained and shall be in full force and effect;

(b) no Applicable Laws shall have been adopted, promulgated or enforced by any Governmental Entity, and no Injunction shall be in effect, having the effect of making the Distributions or any material provision of this Agreement illegal or otherwise prohibiting consummation of the Distributions or the performance of any material provision of this Agreement;

(c) no proceeding initiated by any Governmental Entity seeking, and which is reasonably likely to result in the granting of, an Injunction having the effect of making the Distributions or any material provision of this Agreement illegal or otherwise prohibiting consummation of the Distributions or the performance of any material provision of this Agreement shall be pending;

(d) each condition to the Investment Agreement shall have been fulfilled or, to the extent permitted under Applicable Law, waived by the party for whose benefit such condition exists; and

(e) the closing of the Equity Investment and the Debt Financing shall have occurred.

Section 3.07 Waiver of Conditions. None of the conditions set forth in Section 3.06 shall be waived by the New Sally Board without the prior written consent of Alberto-Culver; provided, however, that unless the Investment Agreement has been terminated, none of the conditions set forth in Section 3.06(a), (b), (c) or (d) shall be waived unless New Sally receives the prior written consent of Investor, which shall not be unreasonably withheld, conditioned or delayed.

ARTICLE IV

MUTUAL RELEASE; INDEMNIFICATION

Section 4.01 Mutual Release.

(a) Effective as of the Distributions Time and except as provided in Section 4.01(b) or as otherwise expressly provided in the Transaction Agreements, each of the Sally Parties, on behalf of themselves and each of the other members of the Sally Group, on the one hand, and the Alberto-Culver Parties, on behalf of themselves and each of the other members of the Alberto-Culver Group, on the other hand, hereby releases and forever discharges the members of the other Group and their respective directors, officers and employees (in each case, in their respective capacities as such) and their respective heirs, executors, administrators, successors and assigns, of and from all debts, demands, actions, causes of action, suits, accounts, covenants, contracts, agreements, damages, claims and Liabilities whatsoever of every name and nature, both in law and in equity, which the releasing party has or ever had or ever will have, which arise out of, result from or relate to events, circumstances or actions taken by such other party occurring or failing to occur or any conditions existing at or prior to the Distributions Time.

(b) Nothing in Section 4.01(a) shall in any way effect or impair the rights of any Person under this Agreement, any other Transaction Agreement, the Investment Agreement or any Contract between any member of the Sally Group, on the one hand, and any member of the Alberto-Culver Group, on the other hand, that does not terminate as of the Distributions Date (including the right to enforce such agreement). In addition, nothing in Section 4.01(a) shall release or discharge any Person from:

(i) any Liabilities or obligations under or resulting from any Contract between any member of the Sally Group, on the one hand, and any member of the Alberto-Culver Group, on the other hand, that does not terminate as of the Distributions Date;

(ii) any Liability or obligation, assumed, transferred, assigned or allocated to the Group of which such Person is a member in accordance with, or any other Liability of any member of a Group under, this Agreement or any other Transaction Agreement or the Investment Agreement;

(iii) any Liability arising from or relating to the sale, lease, manufacture, construction, provision, or receipt of goods, payment for goods, property or services purchased, obtained or used in the ordinary course of business by a member of a Group from a member of the other Group prior to the Distributions Date or any related refund claims; or

(iv) any Liability the release of which would result in the release of any Person other than a member of the Sally Group or the Alberto-Culver Group or their respective directors, officers and employees; provided, however, that the parties agree not to and to cause the other members of their Group not to bring suit against any member of the other Group or any of their respective directors, officers and employees with respect to any such Liability.

(c) The Alberto-Culver Parties agree, for themselves and as agents for each other member of the Alberto-Culver Group, not to make any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against either of the Sally Parties or any other member of the Sally Group or any of their respective directors, officers and employees, with respect to any Liabilities released pursuant to this Section 4.01. The Sally Parties agree, for themselves and as agents for each other member of the Sally Group, not to make any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against either of the Alberto-Culver Parties or any other member of the Alberto-Culver Group or any of their respective directors, officers and employees, with respect to any Liabilities released pursuant to this Section 4.01.

(d) At any time, at the request of any other party, each party shall cause each member of its respective Group to execute and deliver releases reflecting the provisions of this Section 4.01, provided that such member is a member of the applicable Group at the time of such request.

(e) Each of the Sally Parties on behalf of itself and the other members of the Sally Group hereby releases and forever discharges each member of any Board of Directors of any member of the Sally Group (in each case, in their respective capacities as such) of and from all debts, demands, actions, causes of action, suits, accounts, covenants, contracts, agreements, damages, claims and Liabilities whatsoever of every name and nature, both in law and in equity, which the releasing party has or ever had or ever will have, which arise out of or result from the declaration by any such Board of Directors of any of the distributions included in the Closing Transactions (as defined in the Investment Agreement).

Section 4.02 Indemnification by the Sally Parties. Subject to the provisions of this Article IV, from and after the Distributions Time, the Sally Parties shall, and shall cause each member of the Sally Group to, indemnify, defend and hold harmless the Alberto-Culver Indemnified Parties from and against, and pay or reimburse, as the case may be, the Alberto-Culver Indemnified Parties for, all Indemnifiable Losses, as incurred, suffered by any Alberto-Culver Indemnified Party based upon, arising out of or resulting from the following:

(a) the Sally Liabilities (including the failure by New Sally or any other member of the Sally Group to pay, perform or otherwise discharge the Sally Liabilities in accordance with their terms), whether such Indemnifiable Losses are based upon, arise out of or relate to events, occurrences, actions, omissions, facts, circumstances or conditions occurring, existing or asserted before, at or after the Distributions Time;

(b) the enforcement by the Alberto-Culver Indemnified Parties of their rights to be indemnified, defended and held harmless under this Section 4.02; or

(c) the use by any member of the Sally Group of any Alberto-Culver Trademarks.

Section 4.03 Indemnification by the Alberto-Culver Parties. Subject to the provisions of this Article IV, from and after the Distributions Time, the Alberto-Culver Parties shall, and shall cause each member of the Alberto-Culver Group to, indemnify, defend and hold harmless the Sally Indemnified Parties from and against, and pay or reimburse, as the case may be, the Sally Indemnified Parties for, all Indemnifiable Losses, as incurred, suffered by any Sally Indemnified Party based upon, arising out of or resulting from the following:

(a) the Alberto-Culver Liabilities (including the failure by New Alberto-Culver or any other member of the Alberto-Culver Group to pay, perform or otherwise discharge the Alberto-Culver Liabilities in accordance with their terms), whether such Indemnifiable Losses are based upon, arise out of or relate to events, occurrences, actions, omissions, facts, circumstances or conditions occurring, existing or asserted before, at or after the Distributions Time;

(b) the enforcement by the Sally Indemnified Parties of their rights to be indemnified, defended and held harmless under this Section 4.03; or

(c) the use by any member of the Alberto-Culver Group of any Sally Trademarks.

Section 4.04 Notice of Claims. Any Sally Indemnified Party or Alberto-Culver Indemnified Party seeking indemnification hereunder (the “Indemnified Party”) shall give promptly to the Person obligated to provide indemnification to such Indemnified Party (the “Indemnitor”) a notice (a “Claim Notice”) describing in reasonable detail the facts giving rise to the claim for indemnification hereunder and shall include in such Claim Notice (if then known) the amount or the method of computation of the amount of such claim, or a reasonable estimate thereof, and a reference to the provision of this Agreement or any other agreement, document or instrument executed hereunder or in connection herewith upon which such claim is based; provided, however, that a Claim Notice in respect of any pending or overtly threatened action at law or suit in equity by or against a third Person as to which indemnification will be sought shall be given promptly after the threat has been communicated or the action or suit is commenced; provided, further, that, in each case, the failure to give such notice shall not relieve the Indemnitor of its obligations hereunder except to the extent it shall have been prejudiced by such failure.

Section 4.05 Determination of Amount.

(a) In calculating any amount that any Indemnitor is required to pay an Indemnified Party in respect of Indemnifiable Losses provided under this Agreement, there shall be deducted any insurance recovery actually received by or on behalf of such Indemnified Party under any Policy. In determining the amount of any Indemnifiable Losses, such amount shall be (i) reduced to take into account any net Tax benefit realized by the Indemnified Party arising from the incurrence or payment by the Indemnified Party of such Indemnifiable Losses and (ii) increased to take into account any net Tax cost incurred by the Indemnified Party as a result of the receipt or accrual of payments hereunder (grossed-up for such increase), in each case determined by treating the Indemnified Party as recognizing all other items of income, gain, loss, deduction or credit before recognizing any item arising from such Indemnifiable Losses

(provided that if the Tax benefit or cost is realized in a Tax period following the period in which the indemnity payment is made, the Tax benefit or cost amount (as the case may be) shall be paid over when realized). It is the intention of the parties to this Agreement that indemnity payments made pursuant to this Agreement are to be treated as relating back to the Distributions as an adjustment to capital (i.e., capital contribution or distribution), and the parties shall not take any position inconsistent with such intention before any Tax authority, except to the extent that a final determination (as defined in Section 1313 of the Code) with respect to the recipient party causes any such payment not to be so treated.

(b) After the giving of any Claim Notice pursuant to Section 4.04, the amount of indemnification to which an Indemnified Party shall be entitled under this Article IV shall be determined: (i) by the written agreement between the Indemnified Party and the Indemnitor; (ii) by a final judgment or decree of any court of competent jurisdiction; or (iii) by any other means to which the Indemnified Party and the Indemnitor shall agree. The judgment or decree of a court shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeals taken shall have been finally determined. The Indemnified Party shall have the burden of proof in establishing the amount of Indemnifiable Losses suffered by it.

Section 4.06 Third Person Claims.

(a) If a claim or demand is made against an Indemnified Party, or an Indemnified Party shall otherwise learn of an assertion, by any Person who is not a party to this Agreement (or an Affiliate thereof) as to which an Indemnitor is reasonably likely to be obligated to provide indemnification pursuant to this Agreement (a “Third Party Claim”), such Indemnified Party will notify the Indemnitor in writing, and in reasonable detail, of the Third Party Claim reasonably promptly after becoming aware of such Third Party Claim; provided, however, that failure to give such notification will not affect the indemnification provided hereunder except to the extent the Indemnitor shall have been actually prejudiced as a result of such failure. Thereafter, the Indemnified Party will deliver to the Indemnitor, promptly after the Indemnified Party’s receipt thereof, copies of all material notices and documents (including court papers) received or transmitted by or on behalf of the Indemnified Party relating to the Third Party Claim; provided, however, that failure to give such notification will not affect the indemnification provided hereunder except to the extent the Indemnitor shall have been actually prejudiced as a result of such failure.

(b) If a Third Party Claim is made against an Indemnified Party, the Indemnitor will be entitled to participate in or to assume the defense thereof (in either case, at the expense of the Indemnitor) with counsel selected by the Indemnitor and reasonably satisfactory to the Indemnified Party. Should the Indemnitor so elect to assume the defense of a Third Party Claim, the Indemnitor will not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof; provided, that if in the Indemnified Party’s reasonable judgment a conflict of interest exists in respect of such claim, such Indemnified Party will have the right to employ separate counsel reasonably satisfactory to the Indemnitor to represent such Indemnified Party and in that event the reasonable fees and expenses of such separate counsel (but not more than one separate counsel for all Indemnified Parties similarly situated) shall be paid by such Indemnitor. If the Indemnitor assumes the defense of any Third Party Claim, the Indemnified Party will have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnitor, it being understood that the Indemnitor will control such defense. If the Indemnitor assumes the defense of any Third Party Claim, the Indemnitor will promptly supply to the Indemnified Party copies of all material correspondence and documents relating to or in connection with such Third Party Claim and keep the Indemnified Party informed of all material developments relating to or in connection with such Third Party Claim. If the Indemnitor chooses to assume the defense of a Third Party Claim, the parties hereto will cooperate in the defense thereof (such cooperation to be at the expense, including reasonable legal fees and expenses, of the Indemnitor), which cooperation shall include the retention in accordance with this Agreement and (upon the Indemnitor’s request) the provision to the Indemnitor of records and information that are reasonably relevant to such Third Party Claim, and making employees, officers, directors, and, to the extent practicable, agents available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(c) No Indemnitor will consent to any settlement, compromise or discharge (including the consent to entry of any judgment) of any Third Party Claim without the Indemnified Party’s prior written consent (which consent will not be unreasonably withheld, delayed or conditioned); provided, that if the Indemnitor assumes the defense of any Third Party Claim, the Indemnified Party will agree to any settlement, compromise or discharge of such Third Party Claim that the Indemnitor may recommend and that by its terms obligates the Indemnitor to pay the full amount of Indemnifiable Losses in connection with such Third Party Claim and unconditionally and irrevocably releases the Indemnified Party and its Affiliates completely from all Liability in connection with such Third Party Claim; provided, however, that the Indemnified Party may refuse to agree to any such settlement, compromise or discharge that (i) provides for injunctive or other nonmonetary relief affecting the Indemnified Party or any of its Affiliates, (ii) includes the admission of guilt or responsibility of the Indemnified Party or any of its Affiliates or (iii) in the reasonable opinion of the Indemnified Party, would otherwise materially adversely affect the Indemnified Party or any of its Affiliates. Whether or not the Indemnitor shall have assumed the defense of a Third Party Claim, the Indemnified Party will not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the Indemnitor’s prior written consent.

(d) In the event of payment in full by an Indemnitor to any Indemnified Party in connection with any Third Party Claim, such Indemnitor will be subrogated to and shall stand in the place of such Indemnified Party as to any events or circumstances in respect of which such Indemnified Party may have any right or claim relating to such Third Party Claim against any claimant or plaintiff asserting such Third Party Claim or against any other Person. Such Indemnified Party will cooperate with such Indemnitor in a reasonable manner, and at the cost and expense of such Indemnitor, in prosecuting any subrogated right or claim.

Section 4.07 Exclusive Remedy. This Article IV shall be the exclusive remedy with respect to matters covered by this Article IV.

Section 4.08 Limitations. IN NO EVENT SHALL ANY PARTY BE LIABLE FOR ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL (INCLUDING LOSS OF

REVENUES OR PROFITS), EXEMPLARY OR PUNITIVE DAMAGES ARISING UNDER ANY LEGAL OR EQUITABLE THEORY OR ARISING UNDER OR IN CONNECTION WITH THIS ARTICLE IV, ALL OF WHICH ARE HEREBY EXCLUDED BY AGREEMENT OF THE PARTIES REGARDLESS OF WHETHER OR NOT ANY PARTY TO THIS AGREEMENT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. INCIDENTAL, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES PAID BY AN INDEMNIFIED PARTY TO A THIRD PERSON IN RESPECT OF A THIRD PARTY CLAIM SHALL NOT BE DEEMED TO BE SPECIAL, INCIDENTAL, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES FOR PURPOSES OF THIS AGREEMENT.

Section 4.09 Survival of Indemnities. The obligations of each of the Sally Parties and the Alberto-Culver Parties under this Article IV will not terminate at any time and will survive the sale or other transfer by any member of a Group of any assets or businesses or the assignment by any member of a Group of any Liabilities.

Section 4.10 Exclusivity of Tax Allocation Agreement. Notwithstanding anything in this Agreement to the contrary, except for those tax matters specifically addressed herein, in the Investment Agreement or the Employee Matters Agreement, the Tax Allocation Agreement will be the exclusive agreement among the parties with respect to all Tax matters, including indemnification in respect of Tax matters.

ARTICLE V

CERTAIN OTHER MATTERS

Section 5.01 Insurance.

(a) Coverage. Subject to the provisions of this Section 5.01, coverage of the Sally Parties and their Subsidiaries under all Policies shall cease as of the Distributions Time. From and after the Distributions Time, the Sally Parties and their Subsidiaries will be responsible for obtaining and maintaining all insurance coverages in their own right. All Policies will be retained by the Alberto-Culver Parties and their Subsidiaries, together with all rights, benefits and privileges thereunder (including the right to receive any and all return premiums with respect thereto), except that the Sally Parties will have the rights in respect of Policies to the extent described in Section 5.01(b). Notwithstanding anything to the contrary in this Section 5.01, Alberto-Culver shall be responsible for all losses of any member of the Sally Group arising out of insured incidents occurring from the date coverage thereunder first commenced until the Distributions Time, to the extent such losses are covered by a Captive Policy and regardless of when such claims are made.

(b) Rights Under Shared Policies. From and after the Distributions Time, (i) the Sally Parties will have the right to assert claims (and the Alberto-Culver Parties will use reasonable best efforts to assist the Sally Parties in asserting claims if so requested) for any loss, liability or damage with respect to the Sally Business under Shared Policies with third party insurers that are “occurrence basis” insurance policies (“Occurrence Basis Policies”) arising out of insured incidents occurring from the date coverage thereunder first commenced until the Distributions Time to the extent that the terms and conditions of any such Occurrence Basis

Policies and agreements relating thereto so allow; (ii) the Sally Parties will have the right to continue to prosecute claims with respect to the Sally Business properly asserted with the insurer prior to the Distributions Time (and the Alberto-Culver Parties will use reasonable best efforts to assist the Sally Parties in connection therewith if so requested) under Shared Policies with third party insurers that are insurance policies written on a “claims made” basis (“Claims Made Policies”) arising out of insured incidents occurring from the date coverage thereunder first commenced until the Distributions Time to the extent that the terms and conditions of any such Claims Made Policies and agreements relating thereto so allow; (iii) (1) with respect to the Captive Policies, to the extent available to Alberto-Culver Group members, the Sally Parties shall have the right to obtain detailed loss information with respect to the Sally Business to the extent required to complete future renewal negotiations and actuarial reviews of the Sally Parties and (2) with respect Shared Policies, the members of the Alberto-Culver Group shall request that the underwriters or claims administrators under such policies provide the Sally Parties with detailed loss information with respect to the Sally Business to the extent required to complete future renewal negotiations and actuarial reviews of the Sally Parties, in the case of each of clause (1) and (2), at no cost to the Sally Parties; and (iv) to the extent that Alberto-Culver is able to keep members of the Sally Group as named insureds under Claims Made Policies at no expense or other cost (financial or otherwise) to any member of the Alberto-Culver Group or any of its Affiliates, which Alberto-Culver shall use its reasonable best efforts to do, and to the extent permitted by such Claims Made Policies, the Sally Parties may prosecute claims with respect to the Sally Business under such Claims Made Policies arising out of insured incidents occurring from the date of coverage thereunder first commenced until the Distributions Time to the extent that the terms and conditions of any such Claims Made Policies and agreements relating thereto so allow; provided, that in the case of both clauses (i) through (iv), (A) all of the Alberto-Culver Parties’ and each of the other members of the Alberto-Culver Groups reasonable costs and expenses incurred in connection with the foregoing are promptly paid by the Sally Parties, (B) other than the Captive Policies, the Alberto-Culver Parties and the other members of the Alberto-Culver Group may, at any time, without liability or obligation to the Sally Parties or any of their Subsidiaries (other than as set forth in Section 5.01(c)), amend, commute, terminate, buy-out, extinguish liability under or otherwise modify any Occurrence Basis Policies or Claims Made Policies (and such claims shall be subject to any such amendments, commutations, terminations, buy-outs, extinguishments and modifications), (C) such claims will be subject to (and recovery thereon will be reduced by the amount of) any applicable deductibles, retentions or self-insurance provisions, (D) such claims will be subject to (and recovery thereon will be reduced by the amount of) any payment or reimbursement obligations of the Alberto-Culver Parties, any of their Subsidiaries or any Affiliate of the Alberto-Culver Parties or any their Subsidiaries in respect thereof and (E) such claims will be subject to exhaustion of existing sublimits and aggregate limits. The Alberto-Culver Parties’ obligation to use reasonable best efforts to assist the Sally Parties in asserting claims under applicable Shared Policies will include using reasonable best efforts in assisting the Sally Parties to establish their right to coverage under such Shared Policies (so long as all of the Alberto-Culver Parties’ reasonable out-of-pocket costs and expenses in connection therewith are promptly paid by the Sally Parties). None of the Alberto-Culver Parties or their Subsidiaries will bear any Liability for the failure of an insurer to pay any claim under any Shared Policy. It is understood that except to the extent Alberto-Culver is able to keep members of the Sally Group as named insured under Claims Made Policies as provided in, and subject to the terms and conditions of, clause (iii), any Claims Made Policies will not provide any coverage to the Sally Parties and other members of the Sally Group for incidents occurring prior to the Distributions Time but that are asserted with the insurance carrier after the Distributions Time.

(c) The Alberto-Culver Parties Actions. In the event that after the Distributions Time the Alberto-Culver Parties or any of their Subsidiaries propose to amend, commute, terminate, buy-out, extinguish liability under or otherwise modify any Shared Policies under which the Sally Parties have or may in the future have rights to assert claims pursuant to Section 5.01(b) in a manner that would adversely affect any such rights of the Sally Parties, (i) the Alberto-Culver Parties will give the Sally Parties prior notice thereof and consult with the Sally Parties with respect to such action (it being understood that the decision to take any such action will be in the sole discretion of the Alberto-Culver Parties) and (ii) the Alberto-Culver Parties will pay to the Sally Parties its equitable share (which shall be mutually agreed upon by the Alberto-Culver Parties and the Sally Parties, acting reasonably, based on the amount of premiums paid by or allocated to the Sally Business in respect of the applicable Shared Policy), if any, of any net proceeds actually received by the Alberto-Culver Parties from the insurer under the applicable Shared Policy as a result of such action by the Alberto-Culver Parties (after deducting the Alberto-Culver Parties’ reasonable costs and expenses incurred in connection with such action).

(d) Administration. From and after the Distributions Time:

(i) the Alberto-Culver Parties or one of their Subsidiaries, as appropriate, will be responsible for the Claims Administration with respect to claims of the Alberto-Culver Parties and their Subsidiaries under Shared Policies; and

(ii) the Sally Parties or one of their Subsidiaries, as appropriate, will be responsible for the Claims Administration with respect to claims of the Sally Parties and their Subsidiaries under Shared Policies.

(e) Insurance Premiums. From and after the Distributions Time, the Alberto-Culver Parties will pay all premiums, taxes, assessments or similar charges (retrospectively-rated or otherwise) as required under the terms and conditions of the respective Shared Policies in respect of periods prior to the Distributions Time, whereupon the Sally Parties will upon the request of the Alberto-Culver Parties, promptly reimburse the Alberto-Culver Parties for that portion of such premiums and other payments paid by the Alberto-Culver Parties as set forth or described in Schedule 5.01(e).

(f) Agreement for Waiver of Conflict and Shared Defense. In the event that a Shared Policy provides coverage for both the Alberto-Culver Parties and/or one of their Subsidiaries, on the one hand, and the Sally Parties and/or one of their Subsidiaries, on the other hand, relating to the same occurrence, the Alberto-Culver Parties and the Sally Parties agree to defend jointly and to waive any conflict of interest necessary to the conduct of that joint defense. Any deductible applicable to such occurrences under such Shared Policies will be allocated between the Alberto-Culver Parties and/or one of their Subsidiaries, on the one hand, and the Sally Parties and/or one of their Subsidiaries, on the other hand, on a pro-rata basis by claim.

Nothing in this Section 5.01(f) will be construed to limit or otherwise alter in any way the indemnity obligations of the parties to this Agreement, including those created by this Agreement, by operation of law or otherwise.

(g) Duty to Mitigate Settlements. To the extent that any member of any Group is responsible for the Claims Administration for any claims under any Shared Policies after the Distributions Time, it shall use its reasonable best efforts to mitigate the amount of any settlements of such claims.

Section 5.02 Use of Names.

(a) Subject to Section 5.02(c) below, any material showing any affiliation or connection of any member of the Sally Group with any member of the Alberto-Culver Group shall not be used by the Sally Parties or any member of the Sally Group after the Distributions Date, except that the restrictions contained in this Section 5.02(a) shall not apply to filings, reports and other documents required by Applicable Laws or regulations of securities exchanges to be filed and/or made publicly available. On and after the Distributions Date, no member of the Sally Group shall represent to third parties that any of them is affiliated or connected with any member of the Alberto-Culver Group.

(b) Subject to Section 5.02(d) below, any material showing any affiliation or connection of any member of the Alberto-Culver Group with any member of the Sally Group shall not be used by the Alberto-Culver Parties or any member of the Alberto-Culver Group after the Distributions Date, except that the restrictions contained in this Section 5.02(b) shall not apply to filings, reports and other documents required by Applicable Laws or regulations of securities exchanges to be filed and/or made publicly available. On and after the Distributions Date, no member of the Alberto-Culver Group shall represent to third parties that any of them is affiliated or connected with any member of the Sally Group.

(c) The parties agree that, during the period from the Distributions Date until 90 days after the Distributions Date (the “Sally Sell-off Period”), the Sally Group shall be entitled to continue to use all trademarks or other source identifiers owned by the Alberto-Culver Parties and their Subsidiaries (the “Alberto-Culver Trademarks”) to the extent that such Alberto-Culver Trademarks are contained as of the Distributions Date on any business cards, schedules, stationery, displays, signs, promotional materials, manuals, forms, computer software and other material used in the Sally Business, without any obligation on the part of the Sally Parties or any of their Subsidiaries to pay royalties or similar fees to any member of the Alberto-Culver Group during the Sally Sell-off Period; provided, however, that such use is in the same manner as prior to the Distributions Date and to the extent that it is used in connection with products and services only for the same products and services in connection with which such use was made by the Sally Parties prior to the Distributions Date and which are of the same quality as the products and services in connection with which the Alberto-Culver Trademarks were used prior to the Distributions Date. The Sally Parties agree that, upon termination of the Sally Sell-off Period, the Sally Parties shall and shall cause the other members of the Sally Group to cease and thereafter not make any use of the Alberto-Culver Trademarks or any trademark confusingly similar thereto, except such restriction shall not apply to filings, reports and other documents required by Applicable Laws or regulations of securities exchanges to be filed and/or made publicly available.

(d) The parties agree that, during the period from the Distributions Date until 90 days after the Distributions Date (the “Alberto-Culver Sell-off Period”), the Alberto-Culver Group shall be entitled to continue to use all trademarks or other source identifiers owned by the Sally Parties and their Subsidiaries (the “Sally Trademarks”) to the extent that such Sally Trademarks are contained as of the Distributions Date on any business cards, schedules, stationery, displays, signs, promotional materials, manuals, forms, computer software and other material used in the Alberto-Culver Business, without any obligation on the part of the Alberto-Culver Parties or any of their Subsidiaries to pay royalties or similar fees to the Sally Parties during the Alberto-Culver Sell-off Period; provided, however, that such use is in the same manner as prior to the Distributions Date and to the extent that it is used in connection with products and services only for the same products and services in connection with which such use was made by the Alberto-Culver Parties prior to the Distributions Date and which are of the same quality as the products and services in connection with which the Sally Trademarks were used prior to the Distributions Date.. The Alberto-Culver Parties agree that, upon termination of the Alberto-Culver Sell-off Period, the Alberto-Culver Parties shall and shall cause the other members of the Alberto-Culver Group to cease and thereafter not make any use of the Sally Trademarks or any trademark confusingly similar thereto, except such restriction shall not apply to filings, reports and other documents required by Applicable Laws or regulations of securities exchanges to be filed and/or made publicly available.

Section 5.03 Subsequent Transfers.

(a) If following the Distributions Date a member of the Sally Group possesses any assets, rights or properties used primarily or held for use primarily by a member of the Alberto-Culver Group in the conduct of its businesses as conducted as of the Distributions Date (except (i) as otherwise contemplated by the Transaction Agreements; or (ii) those assets, rights and properties used primarily or held for use primarily by a member of the Sally Group) (the “Alberto-Culver Group Assets”), the Sally Parties shall notify the Alberto-Culver Parties thereof and shall cause the prompt transfer of such Alberto-Culver Group Assets to the Alberto-Culver Parties subject to the Alberto-Culver Parties obtaining any required consents, approvals or authorizations of any Governmental Entity or third Person.

(b) If following the Distributions Date a member of the Alberto-Culver Group possesses any assets, rights or properties used primarily or held for use primarily by a member of the Sally Group in the conduct of its businesses as conducted as of the Distributions Date (except (i) for assets, rights and properties provided by members of the Alberto-Culver Group pursuant to Section 5.03(c) of the Investment Agreement; (ii) as otherwise contemplated by the Transaction Agreements; or (iii) those assets, rights and properties used primarily or held for use primarily by a member of the Alberto-Culver Group) (the “Sally Group Assets”), the Alberto-Culver Parties shall notify the Sally Parties thereof and the Alberto-Culver Parties shall cause the prompt transfer of such Sally Group Assets to the Sally Parties subject to the Sally Parties obtaining any required consents, approvals or authorizations of any Governmental Entity or third Person.

(c) If requested by the Sally Parties after the Distributions Time, the Alberto-Culver Group shall provide legal, risk management, regulatory compliance and Tax services to members of the Sally Group. All of such services shall be provided by the Alberto-Culver Group members at cost on a fully allocated basis plus 10%. All such services shall be provided for a period ending 120 days after the Distributions Time, except in respect of Tax services, which shall be provided for up to six months after the Distributions Time. In addition, transition services shall be provided on the condition that members of the Alberto-Culver Group be fully indemnified and held harmless by the Sally Group in respect of the provision of such services other than in respect of such Alberto-Culver Group member’s own gross negligence or willful misconduct.

(d) It is the intention of the parties to this Agreement that any transfers made pursuant to this Section 5.03 are to be treated as relating back to the Distributions as an adjustment to capital (i.e., capital contribution or distribution), and the parties shall not take any position inconsistent with such intention before any Tax authority, except to the extent that a final determination (as defined in Section 1313 of the Code) with respect to the recipient party causes any such transfer not to be so treated.

Section 5.04 Consents. Notwithstanding anything in this Agreement to the contrary, if a consent, authorization or approval of any third Person to the transactions contemplated hereby (a “Required Consent”) is necessary to preserve for any member of the Sally Group or the Alberto-Culver Group, as applicable (a “Benefiting Person”), any right or benefit to which it is entitled under any Sally Group Asset or Alberto-Culver Group Asset, respectively, or under any Contract to which any member of the Group of which the Benefiting Person is not a member is a party (the owner of such Sally Group Asset or Alberto-Culver Group Asset or the party to such Contract, the “Transferring Person”), and if the Required Consent is not obtained prior to the Distributions Time, the Transferring Person will, subsequent to the Distributions Time, cooperate with the Benefiting Person and use reasonable best efforts in attempting to obtain the Required Consent as promptly as reasonably practicable thereafter. Until such time (if any) as the Required Consent is obtained, the Transferring Person will use its reasonable best efforts to provide Benefiting Person with, or pass through to the Benefiting Person, the rights and benefits of the affected Sally Group Asset or Alberto-Culver Group Asset, as applicable, or the affected Contract to which the Benefiting Person is entitled, and, if and to the extent the Transferring Person provides or passes through such rights and benefits, the Benefiting Person shall assume the obligations and burdens in connection therewith.

Section 5.05 Reporting Cooperation. The Alberto-Culver Parties and their Affiliates shall, at the Sally Parties’ cost, provide reasonable assistance to the Sally Parties in connection with the collection of information by New Sally in connection with the preparation of its SEC reports and filings with respect to periods relating to the fiscal year in which the Distributions occur, and the Sally Parties and their Affiliates shall, at the Alberto-Culver Parties’ cost, provide reasonable assistance to the Alberto-Culver Parties in connection with the collection of information by New Alberto-Culver in connection with the preparation of its SEC reports and filings with respect to periods relating to the fiscal year in which the Distributions occur.

ARTICLE VI

ACCESS TO INFORMATION

Section 6.01 Provision of Corporate Records. Prior to or as promptly as practicable after the Distributions Time, the Alberto-Culver Parties shall deliver to the Sally Parties copies of all minute books and other records of meetings of the Board of Directors, committees of the Board of Directors and stockholders of each member of the Sally Group, all corporate books and records and other Data and Records of each member of the Sally Group in the Alberto-Culver Parties’ possession and the relevant portions (or copies thereof) of all corporate books and records of each member of the Alberto-Culver Group relating directly and primarily to the Sally Business, including, in each case, all active agreements and active litigation files. From and after the Distributions Time, all such books, records and copies shall be the property of the Sally Parties. Prior to or as promptly as practicable after the Distributions Time, the Sally Parties shall deliver to the Alberto-Culver Parties all corporate books and records and other Data and Records of each member of the Alberto-Culver Group in the Sally Parties’ possession (other than the books, records and copies described in the first sentence of this Section 6.01) and the relevant portions (or copies thereof) of all corporate books and records of any member of the Sally Group relating directly and primarily to the Alberto-Culver Business, including, in each case, all active agreements and active litigation files. From and after the Distributions Time, all such books, records and copies shall be the property of the Alberto-Culver Parties.

Section 6.02 Access to Information.

(a) From and after the Distributions Time, the Sally Parties will, and will cause each of their Subsidiaries to, to the extent that such information has not previously been delivered pursuant to Section 6.01 and to the extent such information relates to pre-Distributions events, afford to the Alberto-Culver Parties and their Representatives (at the Alberto-Culver Parties’ expense) reasonable access and duplicating rights during normal business hours and upon reasonable advance notice to all Information within the Sally Parties’ possession or control or in the possession or control of one of their Subsidiaries to the extent relating to the Alberto-Culver Parties, any of their Subsidiaries or the Alberto-Culver Business, insofar as such access is reasonably required by the Alberto-Culver Parties or any of their Subsidiaries; subject to the provisions below regarding Privileged Information. Notwithstanding anything in this Section 6.02(a), the Sally Parties may redact from any Information provided pursuant to this Section 6.02(a) any Information to the extent relating to the Sally Business.

(b) From and after the Distributions Time, the Alberto-Culver Parties will, and will cause each of their Subsidiaries to, to the extent that such information has not previously been delivered pursuant to Section 6.01 and to the extent such information relates to pre-Distributions events, afford to the Sally Parties and their Representatives (at the Sally Parties’ expense) reasonable access and duplicating rights during normal business hours and upon reasonable advance notice to all Information within the Alberto-Culver Parties’ possession or control or in the possession or control of one of their Subsidiaries to the extent relating to the Sally Parties, any of their Subsidiaries or the Sally Business, insofar as such access is reasonably required by the Sally Parties or any of their Subsidiaries, subject to the provisions below regarding Privileged Information. Notwithstanding anything in this Section 6.02(b), the Alberto-Culver Parties may redact from any Information provided pursuant to this Section 6.02(b) any Information to the extent relating to the Alberto-Culver Business.

(c) Without limiting the foregoing, Information may be requested under this Article VI for audit, accounting, claims, litigation, insurance, environmental and safety and tax purposes, as well as for purposes of fulfilling disclosure and reporting obligations and for performing this Agreement and the transactions contemplated hereby.

(d) In furtherance of the foregoing:

(i) Each party acknowledges that (A) each of the Sally Parties and the Alberto-Culver Parties (and the members of the Sally Group and the Alberto-Culver Group, respectively) has or may obtain Privileged Information; (B) there are or may be a number of Actions affecting one or more of the members of the Sally Group and the Alberto-Culver Group; (C) the parties may have a common legal interest in Actions, in the Privileged Information, and in the preservation of the confidential status of the Privileged Information; and (D) each of the Sally Parties and the Alberto-Culver Parties intends that the transactions contemplated by the Transaction Agreements and any transfer of Privileged Information in connection therewith shall not operate as a waiver of any potentially applicable privilege.

(ii) Each of the Sally Parties and the Alberto-Culver Parties agrees, on behalf of itself and each member of the Group of which it is a member, not to disclose or otherwise waive any privilege attaching to any Privileged Information relating to the business of the other Group without providing prompt written notice to and obtaining the prior written consent of the other, which consent will not be unreasonably withheld, delayed or conditioned. In the event of a disagreement between any member of the Sally Group and/or any member of the Alberto-Culver Group concerning the reasonableness of withholding such consent, no disclosure will be made prior to a final, nonappealable resolution of such disagreement by a court of competent jurisdiction.

(iii) Upon any member of the Sally Group or any member of the Alberto-Culver Group receiving any subpoena or other compulsory disclosure notice from a court, other Governmental Entity or otherwise that requests disclosure of Privileged Information, in each case relating to the business of the other Group, the recipient of the notice will promptly provide to the other party a copy of such notice, the intended response, and all materials or information relating to the other Group that might be disclosed. In the event of a disagreement as to the intended response or disclosure, unless and until the disagreement is resolved as provided in Section 6.02(d)(ii), the parties will cooperate to assert all defenses to disclosure claimed by either Group, at the cost and expense of the Group claiming such defense to disclosure, and shall not disclose any disputed documents or information until all legal defenses and claims of privilege have been finally determined.

Section 6.03 Production of Witnesses. Subject to Section 6.02, after the Distributions Time, each of the Sally Parties and the Alberto-Culver Parties will, and will cause each member of the Sally Group and the Alberto-Culver Group, respectively, to, make available to the other party and members of such other party’s Group, upon written request and at the cost and expense of the party so requesting, its directors, officers, employees and, to the extent reasonably practicable, agents as witnesses to the extent that any such Person may reasonably be required (giving consideration to business demands of such directors, officers, employees and agents) in connection with any Actions or other proceedings in which the requesting party may from time to time be involved, provided that the same shall not unreasonably interfere with the conduct of business by the Group of which the request is made.

Section 6.04 Retention of Records. Except as otherwise required by law or agreed to by the parties in writing, if any Information relating to the business, assets or Liabilities of a member of a Group is retained by a member of the other Group, each of the Sally Parties and the Alberto-Culver Parties will, and will cause the members of the Group of which it is a member to, retain for the period required by the applicable records retention policy of the Sally Parties in effect from time to time all such Information in such Group’s possession or under its control. In addition, after the expiration of such required retention period, if any member of either Group wishes to destroy or dispose of any such Information, prior to destroying or disposing of any of such Information, (a) the Sally Parties or the Alberto-Culver Parties, on behalf of the member of its Group that is proposing to destroy or dispose of any such Information, will provide no less than 30 days’ prior written notice to the other party, specifying in reasonable detail the Information proposed to be destroyed or disposed of, and (b) if, prior to the scheduled date for such destruction or disposal, the recipient of such notice requests in writing that any of the Information proposed to be destroyed or disposed of be delivered to such requesting party, the party whose Group is proposing to destroy or dispose of such Information promptly will arrange for the delivery of the requested Information to a location specified by, and at the expense of, the requesting party.

Section 6.05 Confidentiality. Subject to the provisions of Section 6.02, which shall govern Privileged Information, for a five-year period after the Distributions Time, each of the Sally Parties and the Alberto-Culver Parties shall hold, and shall use their reasonable best efforts to cause members of their Group and their Representatives to hold, in strict confidence all Information concerning the other party’s Group or any of its operations, employees, assets or Liabilities, in its possession or control (including Information known to its employees or agents) or furnished to it by such other party’s Group pursuant to the Transaction Agreements or the transactions contemplated thereby and will not use such Information or release or disclose such Information to any other Person, except members of their Group and their Representatives, who will be bound by the provisions of this Section 6.05; provided, however, that any member of the Sally Group or the Alberto-Culver Group may disclose such Information to the extent that (a) disclosure is compelled by judicial or administrative process or, in the opinion of such Person’s counsel, by other requirements of law, regulation or listing standard (in which case the party required to make such disclosure will notify the other party as soon as practicable of such obligation or requirement and cooperate with the other party to limit the Information required to be disclosed and to obtain a protective order or other appropriate remedy with respect to the Information ultimately disclosed) or (b) such Person can show that such Information was (i) available to such Person on a nonconfidential basis (other than from a member of the other party’s Group) prior to its disclosure by such Person; (ii) in the public domain through no fault of such Person; or (iii) lawfully acquired by such Person from another source after the time that it was furnished to such Person by the other party’s Group, and not acquired from such source subject to any confidentiality obligation on the part of such source known to the acquiror, or on the part of the acquiror. Each of the parties acknowledges that it will be liable for any breach of this Section 6.05 by their Representatives to whom such Information is disclosed by such party. Notwithstanding the foregoing, each of the Sally Parties and the Alberto-Culver Parties will be deemed to have satisfied its obligations under this Section 6.05 with respect to preserving the confidentiality of any Information (other than Privileged Information) if it exercises the same care with regard to such Information as it takes to preserve confidentiality for its own similar Information.

ARTICLE VII

TERMINATION

Section 7.01 Termination. Notwithstanding any provision hereof, this Agreement may be terminated by Alberto-Culver and the Distributions may be abandoned prior to the Distributions Time at any time following termination of the Investment Agreement.

Section 7.02 Effect of Termination. In the event of any termination of this Agreement prior to the Distributions Time pursuant to Section 7.01, no party to this Agreement (or any of its directors or officers) shall have any Liability or further obligation to any other party or third party with respect to this Agreement.

ARTICLE VIII

MISCELLANEOUS

Section 8.01 Entire Agreement; Construction. This Agreement, the Investment Agreement and the Ancillary Agreements, including any annexes, schedules and exhibits hereto or thereto, and other agreements and documents referred to herein and therein, will together constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and will supersede all prior negotiations, agreements and understandings of the parties of any nature, whether oral or written, with respect to such subject matter. Notwithstanding any other provisions in the Transaction Agreements to the contrary, in the event and to the extent that there is a conflict between the provisions of this Agreement and the provisions of any Ancillary Agreement, the provisions of such Ancillary Agreement will control other than with respect to the provisions of Article III, in which case this Agreement will control.

Section 8.02 Survival of Agreements. Except as otherwise contemplated by the Transaction Agreements, all covenants and agreements of the parties contained in the Transaction Agreements will remain in full force and effect and survive the Distributions Time.

Section 8.03 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware (without giving effect to choice of law principles thereof).

Section 8.04 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally, (ii) upon confirmation of receipt if delivered by facsimile, (iii) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service or (iv) when received if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(a)	If to New Aristotle or Alberto-Culver to Alberto-Culver:

Alberto-Culver Company
2525 Armitage Avenue
Melrose Park, Illinois 60160

	Fax:	(708) 450-2511
	Attention:	Chief Executive Officer Senior Vice President and General Counsel (with a separate notice to be sent to each such person)

with a copy to:

Sidley Austin LLP
One South Dearborn Street
Chicago, Illinois 60603
	Fax:	(312) 853-7036
	Attention:	Frederick C. Lowinger, Esq.
David J. Zampa, Esq.

(b)	If to New Sally or Sally to:

Sally Holdings, Inc.
3001 Colorado Blvd.
Denton, Texas 76210
	Fax:	(940) 297-4990
	Attention:	Vice President and General Counsel

with a copy at any time prior to the Distributions Time to:

Sidley Austin LLP
One South Dearborn Street
Chicago, Illinois 60603
	Fax:	(312) 853-7036
	Attention:	Frederick C. Lowinger, Esq.
David J. Zampa, Esq.

And with a copy at any time from and after the Distributions Time to

CDRS Acquisitions LLC
c/o Clayton, Dubilier & Rice Fund VII, L.P.
1403 Foulk Road, Suite 106
Wilmington, DE 19803
Fax:	(302) 427-7398

With a copy to:

Debevoise & Plimpton LLP
919 Third Avenue
New York, New York 10022
Fax:	(212) 909-6836
Attention:	Paul S. Bird, Esq.

Section 8.05 Expenses. All costs and expenses of the Sally Parties and the Alberto-Culver Parties related to the negotiation, preparation, execution and delivery of this Agreement, the Investment Agreement and the Ancillary Agreements, the carrying into effect of the Distributions and the consummation of the transactions contemplated hereby and thereby shall be paid in accordance with the provisions of Section 6.6 of the Investment Agreement.

Section 8.06 Consent to Jurisdiction. Each of the Sally Parties and the Alberto-Culver Parties irrevocably agrees that any legal action or proceeding with respect to this Agreement, the transactions contemplated hereby, any provision hereof, the breach, performance, validity or invalidity hereof or for recognition and enforcement of any judgment in respect hereof brought by another party hereto or its successors or permitted assigns may be brought and determined in any federal or state court located in the State of Delaware, and each of the Sally Parties and the Alberto-Culver Parties hereby irrevocably submits with regard to any such action or proceeding for themselves and in respect to their property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts. Each of the Sally Parties and the Alberto-Culver Parties hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, the transactions contemplated hereby, any provision hereof or the breach, performance, enforcement, validity or invalidity hereof, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by Applicable Laws, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 8.07 Amendments. This Agreement cannot be amended except by a written agreement executed by the Sally Parties and the Alberto-Culver Parties; provided, that, unless the Investment Agreement shall have been terminated, any such amendment shall be subject to the prior written consent of Investor, such consent not to be unreasonably withheld, conditioned or delayed.

Section 8.08 Assignment. No party to this Agreement will (or permit any of the members of its Group) convey, assign or otherwise transfer any of its rights or obligations under this Agreement, in whole or in part, without the prior written consent of the other parties in their sole and absolute discretion; provided, that any of the Sally Parties may assign this Agreement and all of its rights hereunder to its lenders and debt providers for collateral security purposes, and provided, further, that unless the Investment Agreement shall have been terminated, any such assignment prior to the Distributions Time shall be subject to the prior written consent of Investor. Any conveyance, assignment or transfer requiring the prior written consent of the other parties or Investor pursuant to this Section 8.08 that is made without such consent will be void ab initio. No assignment of this Agreement will relieve the assigning party of its obligations hereunder.

Section 8.09 Captions; Currency. The article, section and paragraph captions herein and the table of contents hereto are for convenience of reference only, do not constitute part of this Agreement and will not be deemed to limit or otherwise affect any of the provisions hereof. Unless otherwise specified, all references herein to numbered articles or sections are to articles and sections of this Agreement and all references herein to schedules are to schedules to this Agreement. Unless otherwise specified, all references contained in this Agreement, in any schedule referred to herein or in any instrument or document delivered pursuant hereto to dollars or “$” shall mean United States Dollars.

Section 8.10 Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances other than those as to which it has been held invalid or unenforceable, will remain in full force and effect and will in no way be affected, impaired or invalidated thereby. If the economic or legal substance of the transactions contemplated hereby is affected in any manner adverse to any party as a result thereof, the parties and Investor will negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

Section 8.11 Parties in Interest. This Agreement is binding upon and is for the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement is not made for the benefit of any Person not a party hereto, and no Person other than the parties hereto or their respective successors and permitted assigns will acquire or have any benefit, right, remedy or claim under or by reason of this Agreement, except that (a) the provisions of Sections 4.01, 4.02, 4.03 and 8.18 shall inure to the benefit of the Persons referred to therein and (b) the provisions of Sections 8.08 and 8.10, the proviso in Section 8.07, the proviso in Section 8.13 and this sentence of Section 8.11 shall also inure to the benefit of Investor.

Section 8.12 Schedules. All schedules attached hereto are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Capitalized terms used in the schedules hereto but not otherwise defined therein will have the respective meanings assigned to such terms in this Agreement.

Section 8.13 Waivers; Remedies. Any agreement on the part of a party hereto to waive the performance by the other party of any of its covenants hereunder shall be valid only if set forth in a written instrument signed on behalf of such party; provided, that, unless the Investment Agreement shall have been terminated, any such waiver shall be subject to the prior written consent of Investor, such consent not to be unreasonably withheld, conditioned or delayed. No failure or delay on the part of either the Sally Parties or the Alberto-Culver Parties in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any waiver on the part of either the Sally Parties or the Alberto-Culver Parties of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder, nor will any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

Section 8.14 Further Assurances. From time to time after the Distributions Time, as and when requested by either party hereto, the other party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such actions as the requesting party may reasonably request to consummate the transactions contemplated by the Transaction Agreements.

Section 8.15 Counterparts. This Agreement may be executed in separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts will together constitute the same agreement.

Section 8.16 Performance. The Sally Parties will cause to be performed and hereby guarantee the performance of all actions, agreements and obligations set forth herein to be performed by any of their Subsidiaries. The Alberto-Culver Parties will cause to be performed and hereby guarantee the performance of all actions, agreements and obligations set forth herein to be performed by any of their Subsidiaries.

Section 8.17 Interpretation. Any reference herein to any federal, state, local, or foreign law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. For the purposes of this Agreement, (a) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires, (b) the terms “hereof”, “herein”, and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement and (c) the word “including” and words of similar import when used in this Agreement shall mean “including, without limitation”.

Section 8.18 Limited Liability. Except as expressly provided in the Transaction Agreements and the Investment Agreement and notwithstanding any other provision of this Agreement, no individual who is a director, employee or officer of the Alberto-Culver Parties or the Sally Parties, in their capacity as such, shall have any liability in respect of or relating to the covenants or obligations of such parties under this Agreement or any Ancillary Agreement or in respect of any certificate delivered with respect hereto or thereto and, to the fullest extent legally permissible, each of the Alberto-Culver Parties and the Sally Parties, for itself and its stockholders, directors, employees, officers and Affiliates, waives and agrees not to seek to assert or enforce any such liability that any such Person otherwise might have pursuant to applicable law.

Section 8.19 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to pursue specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 8.20 Mutual Drafting. This Agreement and the Ancillary Agreements shall be deemed to be the joint work product of the Sally Parties and the Alberto-Culver Parties and any rule of construction that a document shall be interpreted or construed against a drafter of such document shall not be applicable.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties as of the date first hereinabove written.

NEW SALLY HOLDINGS, INC.

By:	/s/ Gary P. Schmidt
Name:	Gary P. Schmidt
Title:	President

SALLY HOLDINGS, INC.

By:	/s/ Gary Winterhalter
Name:	Gary Winterhalter
Title:	President

ALBERTO-CULVER COMPANY

By:	/s/ Gary P. Schmidt
Name:	Gary P. Schmidt
Title:	Senior Vice President, General Counsel and Secretary

NEW ARISTOTLE HOLDINGS, INC.

By:	/s/ Gary P. Schmidt
Name:	Gary P. Schmidt
Title:	President